Exhibit 23.1





INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Roundy's, Inc. on Form S-2 of our reports dated February 25, 2000, included and incorporated by reference in the Annual Report on Form 10-K of Roundy's, Inc. for the year ended January 1, 2000, and to the use of our report dated February 25, 2000, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.






DELOITTE & TOUCHE, LLP


Deloitte & Touche, LLP
Milwaukee, Wisconsin
March 21, 2000